FOR RELEASE ON: July 20, 2015 at 0730 ET

CONTACT:
Sydney Siegmeth
PR Director
Media ONLY Hotline: (480) 444-4000
Press@TASER.com
TASER Acquires British Distributor TSR

Adds Sales, Engineering and Customer Support Resources to Better Serve British Police Forces

London, UK,  July 20, 2015 - TASER International (NASDAQ: TASR), the global leader in Smart Weapons, body-worn cameras and evidence management for police forces, expanded its commitment to the UK market today, announcing its wholly owned subsidiary, TASER International BV, has acquired Tactical Safety Responses Limited (TSR) -- its licensed distributor of Smart Weapons and body cameras in the UK. This investment helps expand TASER’s ability to bring key public safety technologies to its partners across the UK by growing its in country sales and support team. TSR will provide unaltered service during the transition, maintaining existing staff and services, in order to ensure that TASER’s current clientele enjoy both continuity and improved quality in its service.

Consistent with the company’s expanded mission, the UK team will operate under the name “Axon Public Safety UK.”  The company will retain the current TSR legal name until all appropriate contracts have been transitioned appropriately to the newly branded entity.

“We are deeply committed to making the Axon Platform the leading cloud, mobile and wearable technology ecosystem across the United Kingdom,” said TASER CEO and founder, Rick Smith. He further noted, “This is all about getting closer to our customers” We are decreasing the communication distance from our customers to our product developers and support teams, some of which will be moving in country. Beyond offering heightened support, we’ll now be positioned to better develop UK customer-driven solutions, from nationwide data management systems to UK specific use-of-force reporting” In preparation for this acquisition and our expanded footprint, we are adding additional sales people, customer support and field engineers,” concluded Smith.

“Having worked for more than 15 years to introduce TASER technologies to British police forces, we are excited to now become a part of this international organisation,” says Glenn Cameron, founding Director of TSR. “This investment underscores TASER International’s commitment to the UK market and our focus on delivering the best value and innovations in public safety technology to our customers.”

The acquisition is structured as an undisclosed all-cash tender with a potential earn out based on future UK product sales over a three (3) year period in excess of certain base sales revenue targets. While TSR’s operations, including service, support, and RMA, will continue to be based in Daventry, the technology and sales division will now operate out of London. In addition, TSR’s ten employees have all been offered continued employment at TASER.

TASER’s acquisition of TSR marks its second notable acquisition in recent months. The first, that of MediaSolv Solutions, found the public safety leader expanding its video options beyond body-worn cameras to include interview room cameras, CCTV and in-car camera systems. These new areas have expanded the capabilities within TASER’s recently-launched Axon Brand, which encompasses a suite of connected public safety products, from body cameras and digital evidence management to mobile applications and tools for prosecutors. TASER’s stronger presence in the United Kingdom marks its commitment to offering British law enforcement agencies this fully connected platform of products.

TASER will discuss the acquisition, along with its second quarter financial results, on its quarterly conference call on Thursday, July 30, 2015, at 11 a.m. ET. To join the live audio presentation, please dial toll free at 877-303-9126, or for international callers, please dial 253-237-1156. The pass code is 78750469.

Connect with TASER:

•	TASER.com UK Website: http://uk.taser.com/

•	Tactical Safety Responses Limited (TSR): http://www.TacticalSafety.co.uk/

•	Facebook: https://www.facebook.com/TASER.International

•	LinkedIn: http://www.linkedin.com/company/71228

•	YouTube: http://www.youtube.com/taserinternational

•	Twitter (Axon): http://twitter.com/AxonTechnology

•	Twitter (TASER): http://www.twitter.com/OfficialTASER

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its Axon brand which includes a growing suite of connected products and services from body cameras and digital evidence management tools to mobile apps. More than 152,000 lives and countless dollars have been saved with TASER’s products and services. Learn more at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737.

TASER® is a registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo and AXON are trademarks of TASER International, Inc.

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